UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 24, 2013

Date of Report (Date of earliest event reported)

HESKA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue

Loveland, Colorado 80538

(Address of principal executive offices) (Zip code)

(970) 493-7272

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Unit Purchase Agreement

On February 24, 2013, Heska Corporation (the “Company”) entered into a unit purchase agreement with Cuattro Veterinary USA, LLC (“Cuattro Vet”), Kevin S. Wilson and others (the “Unit Purchase Agreement”), pursuant to which the Company purchased a 54.6% interest in Cuattro Vet for an aggregate purchase price of approximately $7.6 million (the “Heska Imaging Acquisition”). Cuattro Vet markets and sells digital radiography systems, ultrasound systems and image management solutions. The aggregate purchase price included approximately $4.1 million in cash and 419,112 shares of the Company’s common stock. Immediately following and as a result of the transaction, former Cuattro Vet unit holders will own approximately 7.2% of the Company’s public common stock. The shares issued in the transaction are subject to a lock-up arrangement restricting their transfer until August 30, 2013. The purchase agreement contains customary representations of Cuattro Vet, including with respect to its capitalization, financial statements, and intellectual property rights. The agreement also provides for indemnification in favor of the Company for losses incurred in excess of $75,000 arising from breaches of the representations of Cuattro Vet.

A copy of the Unit Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference herein. The foregoing description of the terms of the Unit Purchase Agreement and the Heska Imaging Transaction is not complete and is qualified in its entirety by reference to full and complete terms of the Unit Purchase Agreement.

Amended and Restated Operating Agreement of Heska Imaging US, LLC

In conjunction with the Heska Imaging Acquisition, on February 24, 2013, Cuattro Veterinary USA, LLC, which was renamed Heska Imaging US, LLC (“Heska Imaging”), entered into an Amended and Restated Operating Agreement (the “Heska Imaging Agreement”). The Heska Imaging Agreement governs the business, management, and operations of Heska Imaging and the rights, obligations, and duties of its members. Under the terms of the Heska Imaging Agreement, Heska Imaging will be managed by a three-person board of managers, two of which will be appointed by the Company and one of which will be appointed by Kevin S. Wilson, a founder of Cuattro Vet. Robert B. Grieve, Ph.D., the Company’s Chairman and Chief Executive Officer, will serve as the initial chairman of the board of managers as well as Heska Imaging’s Chief Executive Officer. Mr. Wilson will serve on the board as well as Heska Imaging’s President. Jason A. Napolitano, the Company’s Chief Financial Officer will serve on the board as well as Heska Imaging’s Chief Financial Officer. Pursuant to the Heska Imaging Agreement, Heska Imaging may only take the following actions, among others, by unanimous consent of the board of managers: (i) issue securities, (ii) incur, guarantee, prepay, refinance, renew, modify or extend debt, (iii) enter into material contracts, (iv) hire or terminate an officer or amend the terms of their employment, (v) make a distribution other than a tax or liquidation distribution, (vi) enter into a material acquisition or disposition arrangement or a merger, (vii) lease or acquire an interest in real property, (viii) convert or reorganize Heska Imaging, or (ix) amend its certificate of formation or the Heska Imaging Agreement.

Under the Heska Imaging Agreement, the minority position (45.4%) is subject to purchase by the Company under performance-based puts and calls following each of the calendar years ending 2015, 2016 and 2017. The Company may utilize up to 55% common stock in making such purchase, subject to certain limitations including that the Company’s average share price the ten trading days prior to such share delivery being no lower than its share price at the time the Heska Imaging Agreement was consummated. Should Heska Imaging fail to meet certain revenue and operating income-based targets, the valuation obtainable under the performance-based puts, discussed above, and the change in control put, discussed below, will be diminished. Should the Company undergo a change in control prior to 2017, Heska Imaging minority unit holders will be entitled to sell their Heska Imaging units to the Company for cash at the highest call value they otherwise could have obtained. The Company’s majority position (54.6%) in Heska Imaging is subject to premium repurchase or discounted sale under calls and puts expiring 18 months following the consummation of the Heska Imaging Agreement. Should Heska Imaging fail to meet certain revenue and operating income-based targets in 2013, the premium repurchase calls shall expire 12 months following the consummation of the Heska Imaging Agreement.

A copy of the Amended and Restated Operating Agreement is attached hereto as Exhibit 4.1 and is incorporated by reference herein. The foregoing description of the terms of the Amended and Restated Operating Agreement is not complete and is qualified in its entirety by reference to full and complete terms of the Amended and Restated Operating Agreement.

Amended and Restated Master License Agreement

In conjunction with the Heska Imaging Acquisition, on February 24, 2013, Heska Imaging entered into an Amended and Restated Master License Agreement (the “License Agreement”) with Cuattro, LLC. Pursuant to the License Agreement, Heska Imaging will be the exclusive U.S. veterinary market licensee of certain software for use in conjunction with digital radiography hardware and a non-exclusive U.S. licensee of certain of Cuattro LLC’s trademarks. The initial term of the License Agreement will run until December 31, 2022. The License Agreement will thereafter automatically renew for one-year terms unless either (i) Heska Imaging has previously provided more than three years notice of termination or (ii) Cuattro, LLC has previously provided more than five years notice of termination.

Supply Agreement

In conjunction with the Heska Imaging Acquisition, on February 24, 2013, Heska Imaging entered into a Supply Agreement (the “Supply Agreement”) with Cuattro, LLC. Pursuant to the Supply Agreement, Cuattro, LLC appointed Heska Imaging to be the exclusive U.S. veterinary market distributor of certain digital imaging products, related equipment and accessories, PACS and data hosting services, as well as software support services. Under the Supply Agreement, Cuattro, LLC will provide products, training, support materials, PACS and data hosting services, logistics and management services and software support services to or on behalf of Heska Imaging. Hardware products, logistics and management services as well as software support services are to be provided to Heska Imaging at Cuattro, LLC’s cost. Four specific services are available at fixed dollar prices, subject to most favored nation pricing excluding human medical distributors or resellers located in, and for distribution in, China. There is also an annual fixed dollar fee for data hosting. The Supply Agreement has minimum purchase requirements, including “take or pay” minimums in 2013 and 2014 and which entail the loss of rights for missing such requirements after 2014. The initial term of the Supply Agreement will run until December 31, 2022. The Supply Agreement will thereafter automatically renew for one-year terms until either (i) Heska Imaging has previously provided more than three years notice of termination or (ii) Cuattro, LLC has previously provided more than five years notice of termination. If Heska Imaging has performed and met its obligations under the Supply Agreement, for five years following termination Cuattro, LLC shall provide Heska Imaging with products, support and services so that Heska Imaging may repair or replace products and offer ongoing support and services to its existing customers at termination.

Item 3.02. Unregistered Sales of Equity Securities.

As mentioned in Item 1.01 above, on February 24, 2013, the Company issued 419,112 shares having an aggregate value of approximately $3.57 million as partial consideration for its acquisition of Cuattro Vet. These shares were issued to the former owners of the Company’s majority stake in Cuattro Vet in a private placement in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and the safe harbor provided by Rule 506 of Regulation D promulgated thereunder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2013, the board of directors of the Company appointed Kevin S. Wilson, age 40, as the Company’s President and Chief Operating Officer. Mr. Wilson does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Mr. Wilson is a founder of Cuattro, LLC. Since 2008, Mr. Wilson has been involved in developing technologies for radiographic imaging with Cuattro, LLC and including as a founder of Cuattro Software, LLC, Cuattro Medical, LLC, Cuattro Veterinary, LLC and Cuattro Veterinary US, LLC. Mr. Wilson served as Chairman of the board of Colorado Catheter Company in 2009 and served on the board of various private, non-profit, and educational organizations from 2005 to 2011. Mr. Wilson was a founder of Sound Technologies, Inc., a diagnostic imaging company, in 1996. After Sound Technologies, Inc. was sold to VCA Antech, Inc. in 2004, Mr. Wilson served as Chief Strategy Officer for VCA Antech, Inc. until 2006.

After the closing of the Heska Imaging Acquisition, and including holdings by his wife and by trusts for the benefit of his children and family, Mr. Wilson was the beneficial owner of 29.8% of Heska Imaging. Mr. Wilson has the right to appoint one member of the board of managers of Heska Imaging, and has an interest in the puts and calls described under “Amended and Restated Operating Agreement of Heska Imaging US, LLC” above. After the closing of the Heska Imaging Acquisition, and including shares held by his wife and by trusts for the benefit of his children and family, Mr. Wilson was the beneficial owner of 4.5% of the Company’s shares. Including holdings by his wife and by trusts for the benefit of his children and family, Mr. Wilson also owns an 100% interest in Cuattro, LLC and therefore has an interest in the License Agreement and the Supply Agreement. The information set forth in Item 1.01 above is incorporated by reference herein.

The Company entered into an employment agreement with Mr. Wilson, the material terms of which are as follows:

•	Mr. Wilson shall serve as President and Chief Operating Officer at an annual base salary of $216,000.

•	Mr. Wilson shall be eligible to participate in the Company’s management incentive plan at a target percentage of no less than 35% of base salary.

•	Mr. Wilson shall devote 80% of his working hours’ attention, skills, time and business efforts to the Company.

•

The initial term of the employment agreement shall expire on February 25, 2015. On such date and on each annual anniversary of such date thereafter, the employment agreement shall renew for an additional 12-month term unless the Company shall have provided at least 120 days prior notice of non-renewal.

•

Should Mr. Wilson resign for good reason or be terminated without cause, he shall be entitled to a payment of an amount equal to six months’ base salary. Should Mr. Wilson resign for good reason or be terminated without cause in connection with a change of control of the Company, he shall be entitled to a payment of an amount equal to 12 months’ base salary.

•	Mr. Wilson will participate in the benefit programs generally available to the Company’s executive officers.

In conjunction with Mr. Wilson’s appointment, Dr. Mike McGinley, who had previously served as the Company’s President and Chief Operating Officer, has assumed a new role as the Company’s President, Biologicals & Pharmaceuticals.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Unit Purchase Agreement.

4.1	Heska Imaging Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION a Delaware corporation

Dated: February 26, 2013	By:	/s/ Jason A. Napolitano
Jason A. Napolitano Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description

2.1	Unit Purchase Agreement.

4.1	Heska Imaging Agreement.